UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 2)

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☒  Preliminary Information Statement

☐  Confidential, for Use of the Commission only (as permitted by Rule 14c-5(d) (2))

☐  Definitive Information Statement

ERF Wireless, Inc.

(Name of Registrant As Specified In Its Charter)

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SCHEDULE 14C INFORMATION STATEMENT

ERF Wireless, Inc.

2911 South Shore Boulevard, Suite 100

League City, TX 77573

Telephone: (281) 538-2101

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY.

April 17, 2015

Notice of Written Consent in Lieu of Annual Meeting

To Shareholders of ERF Wireless, Inc.:

This Information Statement is furnished by the Board of Directors of ERF Wireless, Inc., a Nevada corporation (the “Company” or “ERF Wireless”) to holders of record at the close of business on March 20, 2015 (the “Record Date”) of the Company’s common stock, par value $0.001, pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act").

The Company's Board of Directors and shareholders with a majority of the Company's voting power as of the Record Date have authorized the following actions:

1. Amendment to the Company’s Articles of Incorporation to increase the authorized common stock from 975,000,000 shares of common stock to 8,975,000,000 shares of common stock. The authorized amount of preferred stock will remain unchanged.

2. Reelection of H. Dean Cubley, Richard R. Royall, R. Greg Smith, Manny Carter, Bartus H. Batson to the Company’s Board of Directors for the ensuing year and until the next annual meeting of shareholders or until their successors are duly elected.

3. Ratification and approval of LBB & Associates Ltd., LLP as independent auditors of the Company.

These actions will not be effective until a date that is at least twenty days after the filing and mailing of this Information Statement. This Information Statement will be mailed on or about April 27, 2015, to the Company's stockholders of record.

The cost of preparing, assembling and mailing this Information Statement is being borne by the Company.

/s/ H. Dean Cubley

H. Dean Cubley

Chairman

April 17, 2015

INFORMATION STATEMENT

This information statement is being furnished to all holders of the common stock of the Company as of the Record Date.

The Board of Directors has recommended and persons owning the majority of the voting power of the Company have adopted resolutions to effect the previously listed actions.

The Company will pay the cost of preparing and sending out this Information Statement. It will be sent to shareholders via regular mail. This Information Statement and Form 10-Q for the most recent quarter are available at the Company’s website at www.erfwireless.com on April 9, 2015.

Only one Information Statement is being delivered to two or more stockholders who share an address unless the Company receives contrary instructions from one or more of the stockholders.  The Company will promptly deliver upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the document was delivered.  If you would like to request additional copies of the Information Statement, or if in the future you would like to receive separate copies of information or proxy statements, annual reports, or notices of internet availability, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by telephoning the Company’s offices at (281) 538-2101(Select Investor Relations), by writing the Company’s Investor Relations at 2911 South Shore Blvd. Suite 100, League City, TX 77573 or by e-mail to coquinn@erfwireless.com.

Dissenter's Rights of Appraisal

The Company is distributing this Information Statement to its shareholders in full satisfaction of any notice requirements it may have under the Exchange Act and the Nevada Revised Statutes. No dissenters' rights under the Nevada Revised Statutes are afforded to the Company's shareholders as a result of this action.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of the Record Date, 600,133,016 shares of common stock were issued and outstanding. Only holders of record of the Company's voting stock at the close of business on the Record Date were entitled to participate in the written consent of Company stockholders. Each share of common stock was entitled to one (1) vote for each share of common stock held by such shareholder. As of the Record Date, 10,000,000 shares of Series A Convertible Preferred Stock (“Series A”) were issued and outstanding. Each share of Series A votes with the common stock of the Company at a rate of 100 votes per share of Series A Preferred stock. The voting rate and the authorized and outstanding shares of the Series A will not adjust in the event of certain corporate actions, such as a stock combination or dividend in Company common stock.

The Company's Board of Directors and stockholders with a majority of the Company's voting power have approved an amendment to the Company’s Articles of Incorporation to increase the authorized common stock from 975,000,000 shares of common stock to 8,975,000,000 shares of common stock. The authorized amount of preferred stock will remain unchanged.

Further, the Company's Board of Directors and stockholders with a majority of the Company's voting power have voted in favor of the re-election of H. Dean Cubley, Richard R. Royall, R. Greg Smith, Manny Carter, and Bartus H. Batson to the Company’s Board of Directors for the ensuing year and until the next annual meeting of shareholders or until their successors are duly elected, and have ratified and approved LBB & Associates Ltd., LLP as independent auditors of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the Record Date, 600,133,016 shares of common stock were outstanding and 10,000,000 shares of Series A were outstanding. The following table sets forth, as of such date, information with respect to shares beneficially owned by:

•	each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our directors;
•	each of our named executive officers; and all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Under this rule, shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date of this table. In computing the percentage ownership of any person, the amount of shares includes the amount of shares beneficially owned by the person by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person does not necessarily reflect the person's actual voting power. Likewise one person may have the beneficial ownership and investment power of stock shares while another person may be deemed to also be a beneficial owner of the shares by way of voting proxy rights on the same subject shares. If there are shared beneficial ownership interests the person having the sole voting power is shown for the purpose of computing the total percentage of voting power. Therefore the total number of outstanding shares and the total number of shares beneficially owned will not necessarily be the same.

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To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the business address of the individuals listed is 2911 South Shore Blvd., Suite 100, League City, Texas 77573.

	SHARES OF COMMON STOCK BENEFICIALLY OWNED (1)			SHARES OF SERIES A PREFERRED STOCK BENEFICIALLY OWNED(11)			TOTAL PERCENTAGE OF VOTING POWER (2)

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER		%	NUMBER		%	NUMBER		%

Officers and Directors
Dr. H. Dean Cubley	2,151,807	(3)	*	10,000,000	(4)	100%	1,002,151,807	(5)	63.0%
Richard R. Royall	95		*	–		–	95		*
R. Greg Smith	106	(6)	*	–		–	106		*
Dr Bartus H. Batson	120		*	–		–	120		*
Manny M. Carter	1,000,813		*	–		–	1,000,813		*
Tim Maxson	0		*	–		–	0		*
All Executives Officers and Directors as a group	3,152,941		0.24%	10,000,000		97.1%	1,003,152,941		63%
(6 persons)
5% or more shareholders
STJV Trust				2,548,509		25.49%	254,850,900	(7)	15.93%
Mark Kesler				990,000		9.9%	99,000,000		6.19%
Jenifer Kesler				905,000		9.1%	90,500,000		5.66%
Andrew Kesler				905,000		9.1%	90,500,000		5.66%

* Less than 1%

(1)	This column does not include the shares of common stock issuable upon conversion of the Series A Preferred Stock. Each share of Series A Preferred Stock converts into one share of common stock.
(2)	This column includes the Series A Preferred Stock shares, which are provided the right to 100 votes on all matters in which the common stockholders and preferred stockholders vote together. For purposes of calculating the percentage of total voting power, we assumed voting of 10,000,000 shares of Series A Preferred Stock (1,000,000,000 votes) plus 600,133,016 shares of common stock outstanding as of March 20, 2015.
(3)	Consists of 2,151,807 shares of common stock held by Dr. Cubley individually.
(4)	Consists of (i) 2,548,508.57 shares of Series A Preferred Stock held by the STJV Trust, (ii) 429,331 shares of Series A Preferred Stock held by the Pauline Trust, (iii) 458,068 shares of Series A Preferred Stock held by the Carson Trust, (iv) 266,304 shares of Series A Preferred Stock held by the Leopard Family Trust, (v) 109,131 shares of Series A Preferred Stock held by the Jauquine Trust, and (vi) 458,006 shares of Series A Preferred Stock held by the Systom Trust. Dr. Cubley serves as trustee of the Family Trusts, and has voting and investment control over the shares of Series A Preferred Stock held by the Family Trusts. As a result, Dr. Cubley may be deemed to have beneficial ownership over the shares of Series A Preferred Stock held by the Family Trusts. Dr. Cubley disclaims beneficial ownership over the shares of Series A Preferred Stock held by the Family Trusts, except to the extent of his pecuniary interest therein. Dr. Cubley also holds the voting proxy on all the remainder of the Preferred A shares owned by eighteen other individuals and entities..
(5)	Consists of (i) 2,151,807 shares of common stock held by Dr. Cubley individually, (ii) an aggregate of 4,269,448.88 shares of Series A Preferred Stock held by the Family Trusts over which Dr. Cubley has full voting rights, and (iii) 5,730,551.12 Series A Preferred A shares owned by eighteen individuals or entities that have provided Dr. Cubley full voting power for their shares. These combined shares have an equivalent number of votes equal to 1,002,151,807 on all matters submitted to the shareholders of the Company.
(6)	Shares reported as beneficially owned by Mr. Smith are held by Lariat Financial, Inc. Mr. Smith has sole voting and investment power of the shares held by Lariat Financial, Inc.
(7)	Consists of 2,548,509 shares of Series A Preferred Stock (having an equivalent number of votes equal to 254,850,900 on all matters submitted to the shareholders of the Company).

Transfer Agent

Our transfer agent is:

Olde Monmouth Stock Transfer Co., Inc.

200 Memorial Parkway

Atlantic Highlands, NJ 07716

Telephone: 732.872.2727

Facsimile 732.872.2728

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PROPOSAL NO. 1:

AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK FROM 975,000,000 SHARES OF COMMON STOCK TO 8,975,000,000 SHARES OF COMMON STOCK. THE AUTHORIZED AMOUNT OF PREFERRED STOCK WILL REMAIN UNCHANGED.

The Company's Board of Directors and stockholders with a majority of the voting power have approved a proposal to authorize the Board to amend our Articles of Incorporation to increase the authorized common stock from 975,000,000 shares of common stock to 8,975,000,000 shares of common stock. The authorized amount of preferred stock will remain unchanged. The form of the Amendment to the Articles of Incorporation is attached hereto as Exhibit A to this Information Statement.

Current Capitalization

GENERAL

We are authorized to issue 975,000,000 shares of common stock, $0.001 par value, and 25,000,000 shares of preferred stock, $0.001 par value, of which 10,000,000 shares have been designated Series A Preferred Stock.

Common Stock

As of the Record Date, March 20, 2015, 600,133,016 shares of common stock were issued and outstanding. The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders. The holders of common stock have the sole right to vote, except as otherwise provided by law or by our Articles of incorporation, including provisions governing any preferred stock. The common stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Subject to the rights of any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if declared by our Board of Directors out of funds legally available. In the event of liquidation, dissolution or winding up of the affairs of ERF Wireless, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

PREFERRED STOCK

Our Board of Directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our Board of Directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the Board of Directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;
•	diluting the voting power of the common stock;
•	impairing the liquidation rights of the common stock; and
•	delaying or preventing a change in control of ERF Wireless without further action by the stockholders.

SERIES A CONVERTIBLE PREFERRED STOCK OUTSTANDING. As of the Record Date, there were 10,000,000 shares of Series A Convertible Preferred Stock outstanding. The Company must at all times have sufficient common shares reserved to effect the conversion of all of the outstanding Series A. At the Record Date, 10,000,000 shares of Series A Preferred Stock outstanding may be converted into approximately 10,000,000 shares of the Company’s common stock.

RANKING. The Series A Preferred Stock shall rank senior to all other classes of the Company's capital stock with respect to dividends and as to rights upon liquidation, winding up or dissolution of the Company. As long as any shares of Series A Preferred Stock remain outstanding, the Company will not be entitled to authorize or issue any class of securities that is senior to or on parity with the Series A Preferred Stock with respect to dividends or on liquidation, winding up or dissolution, or amend or alter the Articles of Incorporation or effect a liquidation, without the approval of holders of at least 55% of the Series A Preferred Stock.

VOTING RIGHTS. Holders of shares of the Series A Preferred Stock are entitled to vote, together with the holders of the Common Stock, on all matters submitted to a vote of stockholders and cast 100 votes for each share of Series A Preferred Stock. Holders of Series A Preferred Stock have no cumulative voting rights or preemptive or other rights to subscribe for shares. The voting rate and the number of authorized and outstanding shares of the Series A will not adjust in the event of certain corporate actions, such as a stock combination, split, or dividend in Company common stock.

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The holders of the Series A Preferred Stock voting as a class have the right to elect one (1) director.

DIVIDEND RIGHTS. The holders of the Series A Preferred Stock are entitled to receive out of funds of the Company legally available therefor, dividends at the same rate as are paid to the Company's common stock holders.

CONVERSION. Each share of Series A Preferred Stock is convertible by the holder at any time into one share of common stock at the option of the holder of Series A Preferred Stock, subject to adjustment in the event of certain corporate actions, such as a stock combination or dividend in Company common stock.  However, in no event will any such adjustment cause the conversion rate to adjust to an amount which would result in less than one common share issued in exchange for one share of Series A.

Securities Authorized for Issuance under Equity Compensation Plans

Warrants and Convertible Debt

The Company does not believe that it has any warrants currently outstanding that have a reasonable expectation of being exercised before their expiration date and has therefore not reserved any shares for that purpose.

The unsecured revolving credit facility with Angus Capital Partners, a related party, is $12.0 million maturing December 31, 2017. The terms of the unsecured revolving credit facility currently allow the Company to draw upon the facility with, concurrence from Angus Capital Partners, and provides for monthly interest payments in cash at a 3% interest rate. The payment of principal may be paid in cash, common shares or preferred shares. At September 30, 2014, the outstanding principal balance on the line of credit totaled $4,049,397.80 with a remaining line of credit availability of $7,950,602.20.

Reasons for the Increase to Authorized Common Stock

The Board of Directors believes it is in the Company’s best interest to have additional shares of common stock authorized for general corporate purposes, including acquisitions, equity financings and grants of stock and stock options. Also, it must increase the authorized shares to fulfill its contract obligations associated with previous financing. On a fully diluted basis, taking into account all the Company obligations that are possible to be converted into common shares over the next few months, including but not limited to the outstanding Preferred A shares, the Company could be obligated to issue up to approximately 4,000,000,000 shares of common stock. Currently the Company has multiple convertible debentures as reported in our SEC filings with a current outstanding unconverted balance of approximately $1.6 million dollars. In addition, the Angus Capital Partners Line of Credit has a current balance of approximately $4.3 million dollars and can be converted into common stock. When these two convertible requirements are compared to a 120-day closing stock price average the result is a requirement of slightly less than 4,000,000,000 shares. All reserve balances for all convertible debt holders currently is 242,334,252.

4/9/2015
Issued and			Unreserved
Outstanding	Authorized	Reserved*	and Unissued
709,925,683	975,000,000	242,334,252	22,740,065

*Reserved for four convertible notes

After Increase
			Unreserved
Outstanding	Authorized	Reserved	and Unissued
709,925,683**	8,975,000,000	242,334,252***	8,022,740,065

**Plus any shares issued from reserves in the interim
***Less any shares issued from reserves in the interim

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The Company had 600,133,016 shares of common stock issued and outstanding at the Record Date out of 975,000,000 shares of common stock authorized. The increase in authorized shares has been determined by the Board of Directors to allow for these obligations and to provide for a sufficient amount of common stock to support its current contractual and other obligations. When the Board of Directors deems it to be in the best interest of the Company and stockholders to issue additional shares of common stock in the future from authorized shares, the Board of Directors will not seek further authorization by vote of the stockholders, unless such authorization is otherwise required by law or regulation.

Certain Risks

The issuance of shares upon conversion of debt and exercise of warrants and options may result in substantial dilution to the interests of other stockholders since the holders of these securities may ultimately convert and sell the full amount issuable on conversion. The additional authorized shares of common stock could also have an anti-takeover effect. If the Company’s Board of Directors desires to issue additional shares in the future, such issuance could also dilute the voting power of a person seeking control of it, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company.

REQUIRED VOTE

The approval of a majority of the outstanding stock entitled to vote is necessary to approve the amendment to the Articles of Incorporation. Shareholders owning the majority of the voting power have consented to this action. A copy of the form of the proposed Amendment to the Articles of Incorporation reflecting the increase in authorized common stock to 8,975,000,000 shares is attached as Exhibit A.

PROPOSAL NO. 2:

APPROVAL OF RE-ELECTION OF H. DEAN CUBLEY, RICHARD R. ROYALL, R. GREG SMITH, MANNY M.CARTER, AND BARTUS H. BATSON TO THE COMPANY’S BOARD OF DIRECTORS FOR THE ENSUING YEAR AND UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED.

The Board of Directors of the Company and persons owning the majority of the voting power of the Company have approved the reelection of H. Dean Cubley, Richard R. Royall, R. Greg Smith, Manny M. Carter, and Bartus H. Batson to the company’s Board of Directors for the ensuing year and until the next annual meeting of shareholders or until their successors are duly elected.

Executive Officers and Directors

The members of our Board of Directors (“Board”) and executive officers and their ages as of March 2015 are shown below.

Name	Age	Position
H. Dean Cubley	73	Chairman of the Board of Directors and Chief Executive Officer
R. Greg Smith	56	Director and Chief Financial Officer
Timothy A. Maxson	48	Chief Operations Officer
Richard R. Royall	68	Director
Bartus H. Batson	72	Director
Manny M. Carter	74	Director and Chairman of the Compensation Committee
Rick Zachardy	47	Director and Chairman of the Audit Committee

Dr. H. Dean Cubley has served as our Chairman since May 2004 and as Chief Executive Officer since October 2006. Between March 1996 and September 2006, Dr. Cubley served as a Director of Eagle Broadband, Inc. (“Eagle Broadband”), a provider of broadband Internet and video over fiber-to-the-home, paging and mobile high-power wireless transmitter and receiver equipment, and various communications products and services. Dr. Cubley also served as Chief Executive Officer of Eagle Broadband from 1995 through September 2003, and as Chief Technology Officer from September 2003 to September 2004. Dr. Cubley has been involved in forming, funding and operating wireless enterprises for over 35 years. Dr. Cubley holds a bachelor’s and master’s degree in electrical engineering from the University of Texas at Austin and a Ph.D. in electrical engineering from the University of Houston. Dr. Cubley’s executive leadership and his extensive experience in the broadband services industry and related wireless business, qualifies Dr. Cubley to serve as a member of our Board.

R. Greg Smith has served as a member of our Board since August 2004 and as of March 2014 accepted the position as Chief Financial Officer. Mr. Smith also served as our Executive Vice President of our ENS subsidiary from March 2008 to September 2010, as Chief Financial Officer from August 2004 to March 2008, as the Chief Executive Officer from August 2004 to October 2006 and as a consultant from September 2010 to March 2015. Mr. Smith holds a bachelor of business administration in finance from Sam Houston State University. Mr. Smith's professional background also includes over 33 years of executive management and corporate finance experience, which the Board believes qualifies him to serve as a member of our Board.

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Timothy A. Maxson has served as our Chief Operating Officer since January 2013. Prior to joining ERF Wireless, Mr. Maxson served as President and General Manager of Manitex Load King, Inc., from March of 2008 through 2011. Mr. Maxson is a decorated Gulf War veteran and served in the United States Air Force from December 1985 to December 1995. Mr. Maxson holds a bachelor’s degree from The Ohio State University. Mr. Maxson serves on several boards and committees all of which are privately held corporations or organizations. Mr. Maxson has also held several senior leadership roles in various manufacturing and technology based businesses.

Richard R. Royall served as our Chief Financial Officer from March 2008 to March 2014 and has served as a member of the Board since March 2008. Since March 2013, Mr. Royall has served as the Chief Financial Officer of Coil Tubing Technology, Inc. Mr. Royall is a certified public accountant and since 1972, has been engaged in the private practice of accounting with concentration of expertise in accounting, mergers, acquisitions and SEC registrations and filings including implementation of SOX 404 compliance. Mr. Royall has been a partner in Royall & Fleschler since 1987, a private accounting firm focused on taxation and professional services to emerging companies. Mr. Royall holds a bachelor of business administration with a concentration on accounting from the University of Texas at Austin. Mr. Royall’s Chief Financial Officer experience and expertise in public company accounting provide him with valuable financial and accounting expertise which the Board believes qualifies him to serve as a member of our Board.

Dr. Bartus H. Batson has served as an independent member of our Board since January 2005. Dr. Batson has served as President, Chief Executive Officer and Chairman of X-Analog Communications, Inc., a telecommunications company from March 1992 until July 2009, and as a consultant and expert technical witness since 2009. Dr. Batson holds a bachelor of science in electrical engineering from Arlington State College (now the University of Texas at Arlington) in 1963, holds a master of science and a Ph.D. degree in electrical engineering from the University of Houston in 1967 and 1972, respectively. Dr. Batson has over 40 years of experience in all fields of telecommunications with a major focus in satellite communications and wireless systems, which the Board believes qualifies him to serve as a member of our Board.

Manny M. Carter joined as an independent member of our Board in October 2012 and Chairman of the Compensation Committee in January 2014. Mr. Carter has been retired since November 2004. Between November 2001 and November 2004, Mr. Carter served as the President and Chief Operating Officer of Eagle Broadband. Prior to 2001, Mr. Carter served in a number of executive level positions, including Executive Vice President International of Pennzoil Products division and executive vice president of MPSI, Inc. Mr. Carter also spent nearly 30 years with Mobil Oil Corporation, where he held positions of increasing responsibility, the most recent of which was General Manager of International Marketing from 1986 to 1990. Mr. Carter holds a bachelor of business administration from the University of Texas at Austin. The Board believes that Mr. Carter’s executive leadership experience and background in financial reporting qualifies him to serve as a member of our Board.

Rick Zachardy joined as an independent member of our Board and Chairman of the Audit Committee in March 2014. Since 2012, Mr. Zachardy has served as an Independent Consultant providing CFO, Controller and Tax services to clients in various industries. Mr. Zachardy served as a Senior Tax Manager of Deloitte Tax, LLP National Partnership Solutions between 2010 and 2011. Prior to 2010, Mr. Zachardy served in several executive positions, including Chief Financial Officer of Tabani Group, Inc., and Chief Financial Officer of RM Crowe. Mr. Zachardy over the last 15 years has held positions of increasing responsibilities of Controller and Director of Accounting including Real Estate Senior Tax Manager with KPMG, LLP, Arthur Anderson, LLP. Mr. Zachardy holds a bachelor of science administration from Regis University and a master of taxation from the University of Denver and is a Certified Public Accountant. Mr. Zachardy does not wish to be re-elected to the 2015 Board because of personal reasons.

Board Leadership Structure

Our Board of Directors has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the Board of Directors considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer (“CEO”), Dr. Cubley. The Board of Directors believes that this leadership structure is the most effective and efficient for the Company at this time. Dr. Cubley possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company, and is thus best positioned to develop agendas that ensure that the Board of Directors’ time and attention are focused on the most critical matters. Combining the Chairman of the Board and CEO roles promotes decisive leadership, fosters clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently to our stockholders, particularly during periods of turbulent economic and industry conditions.

Risk Oversight

Effective risk oversight is an important priority of the Board of Directors. Because risks are considered in virtually every business decision, the Board of Directors discusses risk throughout the year generally or in connection with specific proposed actions. The Board of Directors’ approach to risk oversight includes understanding the critical risks in the Company’s business and strategy, evaluating the Company’s risk management processes, allocating responsibilities for risk oversight among the full Board of Directors, and fostering an appropriate culture of integrity and compliance with legal responsibilities.

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The Board exercises direct oversight of strategic risks to the Company. The Audit Committee reviews and assesses the Company’s processes to manage business and financial risk and financial reporting risk. It also reviews the Company’s policies for risk assessment and assesses the steps management has taken to control significant risks. The Compensation Committee oversees risks relating to compensation programs and policies. In each case management periodically reports to our Board or relevant committee, which provides the relevant oversight on risk assessment and mitigation.

Arrangements between Officers and Directors

To our knowledge, there is no arrangement or understanding between any of our officers and any other person, including directors, pursuant to which the officer was selected to serve as an officer.

Committees of the Board & Director Independence

Our Board of Directors for 2015 is composed of five directors, with Messrs. Batson and Carter qualifying as independent directors based on the definition of an independent director set forth in Rule 10A-3 of the Exchange Act and the NASDAQ listing standards, even though the NASDAQ listing standards are not currently applicable to the Company, because the Company’s common stock is listed on the OTC, not NASDAQ. We are not currently subject to corporate governance rules that require that a Board of Directors be composed of a majority of independent directors. The Board has established an audit and compensation committee. We believe that Mr. Carter qualifies as “Audit Committee Financial Experts” (as defined in the SEC rules) because they have the following attributes: (i) an understanding of generally accepted accounting principles in the United States of America (“ GAAP ”) and financial statements; (ii) the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves; (iii) experience analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements; (iv) an understanding of internal control over financial reporting; and (v) an understanding of audit committee functions.

Audit Committee

The Board has established a 2015 Audit Committee, which is comprised of, Manny M. Carter and Dr. Bartus H. Batson. The Audit Committee considers and has approval authority over all engagements of the independent auditors.

Compensation Committee

The Compensation Committee has the primary authority to determine the Company’s compensation philosophy and to establish compensation for the Company’s senior executive officers. Manny Carter and Dr. Batson, compose the Compensation Committee with Manny Carter being its Chairman. The Compensation Committee oversees the Company’s compensation and benefit plans and policies; administers the Company’s stock option plans; reviews the compensation components provided to officers, employees, and consultants; grants equity compensation to our officers, employees, and consultants; and reviews and makes recommendations to the Board regarding all forms of compensation to be provided to the members of the Board.

The Compensation Committee generally sets the initial compensation of each senior executive. The Compensation Committee annually reviews and in some cases adjusts compensation for senior executives. Although, the Chief Executive Officer provides recommendations to the Compensation Committee regarding the compensation of the senior executive officers, the Compensation Committee has full authority over all compensation matters relating to senior executive officers. The Chief Executive Officer has full authority over compensation for all other Company employees and contractors other than senior executive officers.

Board of Directors Meetings

During the fiscal year that ended on December 31, 2014, the Board held four meetings and took various other actions via the unanimous written consent of the Board of Directors. All directors attended at least 75% of the Board of Directors meetings and committee meetings relating to the committees on which each Director served during fiscal year 2014. Each Director of the Company is expected to be present at any annual meetings of stockholders, absent exigent circumstances that prevent their attendance. Where a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, the Company will arrange for the director’s participation by means where the directors can hear, and be heard, by those present at the meeting.

Stockholder Communications with the Board

Our stockholders and other interested parties may communicate with members of the Board by submitting such communications in writing to our CEO, 2911 South Shore Boulevard, Suite 100, League City, Texas 77573, who, upon receipt of any communication other than one that is clearly marked “Confidential,” will note the date the communication was received, open the communication, make a copy of it for our files and promptly forward the communication to the Director(s) to whom it is addressed. Upon receipt of any communication that is clearly marked “Confidential,” our CEO will not open the communication, but will note the date the communication was received and promptly forward the communication to the Director(s) to whom it is addressed. If the correspondence is not addressed to any particular Board member or members, the communication will be brought to the attention of the entire Board.

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Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own beneficially more than ten percent of the common stock of the Company, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Based solely on the reports received by the Company and on written representations from certain reporting persons, the Company believes that the directors, executive officers, and greater than ten percent beneficial owners have complied with all applicable filing requirements.

Code of Ethics

Our Company has adopted a Code of Business Conduct and Ethics (the “Code”) applicable to our Company’s directors, officers (including the Chief Executive Officer and Chief Financial Officer and persons performing similar functions), employees, agents and consultants. Our Code satisfies the requirements of a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules issued by the Securities and Exchange Commission thereunder. Amendments to, or waivers from, a provision of our Code that apply to our Company’s directors or executive officers, including the Chief Executive Officer and Chief Financial Officer and persons performing similar functions, may be made only by the Company’s Board of Directors. This Code is publicly available on the Company’s website at erfwireless.com. The Company intends to disclose future amendments to, or waivers from, certain provisions of its Code of Ethics on its website in accordance with applicable SEC requirements.

ITEM 11. EXECUTIVE COMPENSATION

Objectives of Our Executive Compensation Program

The Compensation Committee of our Board administers our executive compensation program. The general philosophy of our executive compensation program is to align executive compensation with the Company’s business objectives and the long-term interests of our stockholders. To that end, the compensation committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals. In addition, the Company strives to provide compensation that is competitive with other peer group companies and that will allow us to attract, motivate, and retain qualified executives with superior talent and abilities. Our executive compensation is designed to reward achievement of the Company’s corporate goals.

Elements of Executive Compensation

Although the Compensation Committee has not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, it strives to maintain a strong link between executive incentives and the creation of stockholder value. Executive compensation consists of the following elements:

Base Salary. Base salaries for our executives are generally established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions and recognizing cost of living considerations. Prior to making its recommendations and determinations, the compensation committee reviews each executive’s:

•	historical pay levels;
•	past performance; and
•	expected future contributions.

The Compensation Committee does not use any particular indices or formulae to arrive at each executive’s recommended pay level.

Equity Award. We also use long-term incentives primarily in the form of stock grants. Employees and executive officers generally receive stock grants at the commencement of employment, the majority of which, if not all, vest upon the attainment of corporate goals. We believe that stock grants are instrumental in aligning the long-term interests of the Company’s employees and executive officers with those of the stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

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Summary Compensation Table

The following table sets forth certain information regarding our Chief Executive Officer and our most highly-compensated executive officers whose total annual salary and bonus for the fiscal year ended December 31, 2014 exceeded $100,000.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)		Stock Option Awards ($)	All Other Compensation ($)	Total ($)
H. Dean Cubley	2014	99,587	–			–	–	99,587
Chairman of the Board and CEO	2013	135,000	–	21,270	(1)	–	–	156,270

R. Greg Smith	2014	150,000	–			–	–	150,000
Director and CFO	2013	150,000	–	19,150	(2)	–	–	169,150

Timothy A. Maxson	2014	175,000						175,000
Chief Operations Officer	2013	175,000	–					175,000

* Does not include perquisites and other personal benefits or property, unless the aggregate amount of such compensation is more than $10,000. No executive officer earned any non-equity incentive plan compensation or nonqualified deferred compensation during the periods reported above. The Stock Award column in the table above represents the fair value of certain shares of common stock (as described in the footnotes below) issued to the executives as calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(1)	Amount represents shares of our common stock received by Dr. Cubley for compensation for serving as a director and as a member of the Compensation Committee. The amount reflects the value of the number of shares issued using the closing market price on the date of issuance. As of October 2014 Dr. Cubley elected not to continue to receive a salary.
(2)	Amount represents cash compensation received by Mr. Smith for compensation in the amount of $150,000 for serving as our Chief Financial Officer and shares of our common stock in the amount of $19,150 for serving as a director. This amount reflects the value of the number of shares issued using the closing market price on the applicable date of issuance.

Outstanding Equity Awards at December 31, 2014

None of our named executive officers held outstanding stock options to purchase shares of our common stock or unvested shares of our common stock at December 31, 2014. None of our named executive officers held stock awards or shares issued by us with vesting restrictions in 2014.. During 2014 no named executive officer exercised any stock options issued by us.

Employment and Consulting Agreements

We have previously entered into employment agreements with the following named executive officers:

Timothy Maxson. Mr. Maxson’s employment is a two-year agreement beginning January 2013 and expiring December 31, 2014, pursuant to which Mr. Maxson serves as Chief Operations Officer. During the term of his employment, Mr. Maxson is entitled to (i) base salary of $175,000 per year, (ii) standard benefits that are available to other Company executive officers, (iii) stock grants of up to 150 shares meeting certain vesting requirements within first year and (iv) receives cash performance-based bonuses up to 65% of annual cash salary over the next two years when meeting certain specific financial profitability goals as reported in the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.. Mr. Maxson’s contract expired at the end of 2014 and is currently under negotiation.

We have not entered into employment agreements with Dr. Cubley or Mr. Smith. During 2014 we entered into a verbal consulting arrangement with Greg Smith, a member of our Board, pursuant to which Mr. Smith is paid $150,000 annually. During the year ended December 31, 2014, Mr. Smith was paid $150,000 pursuant to this consulting arrangement.

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Director Compensation

Set forth below is information regarding compensation paid to each director during 2014. Additionally, we reimburse our directors for travel and lodging expenses in connection with their attendance at board meetings.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
H. Dean Cubley	–	–		–	–	–	99,587	(1)	99,587
Richard R. Royall	–	–		–	–	–	–		–
R. Greg Smith	–	–		–	–	–	150,000	(2)	150,000
Bartus H. Batson	–	–		–	–	–	–		–
Manny M. Carter	1,750	–	(3)	–	–	–	–		1,750
Rick Zachardy	1,750	–	(4)	–	–	–	–		1,750

________________

(1)	Salary compensation paid to Dr. Cubley in cash
(2)	Contract compensation paid to Mr. Smith in cash
(3)	Board fee compensation paid to Mr. Carter in cash
(4)	Board fee compensation paid to Mr. Zachardy in cash

REQUIRED VOTE

Pursuant to the Nevada Revised Statutes, the approval of a majority of the outstanding stock entitled to vote is necessary to approve the election of the Board of Directors by written consent. As discussed above, persons owning the majority of the voting power of the Company have consented to this action.

PROPOSAL NO. 3:

RATIFICATION AND APPROVAL OF LBB & ASSOCIATES LTD., LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

The Board of Directors of the Company and persons owning the majority of the voting power of the Company have ratified and approved LBB & Associates Ltd., LLP as independent auditors of the Company for the fiscal year that will end December 31, 2015.

General

During the fiscal years ended December 31, 2013, and December 31, 2012, the aggregate fees billed by LBB & Associates Ltd., LLP, were as shown below. LBB & Associates Ltd, LLP’s 2014 fees will be reported in the Company’s 2014 10-K.

	December 31,	December 31,
	2013	2012
Audit fees	$128,637	$126,647
Audit related fees	$–	$–
Tax fees	$–	$–
All other fees	$–	$–

Audit Fees

Consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of the quarterly condensed consolidated financial statements and services that are normally provided by LBB & Associates Ltd., LLP, in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees."

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Tax Fees

Consist of fees billed for professional services for tax compliance, tax advice and tax planning.

All Other Fees

Consist of fees for products and services other than the services reported above.

Audit Committee Pre-Approval Policies and Procedures

Other than Dr. Batson, Mr. Carter, and Mr. Royall, none of the 2015 directors are independent as defined by Rule 10A-3 of the Exchange Act. The Board has established an Audit Committee, which is comprised of Manny M. Carter and Dr. Bartus H. Batson. The audit committee considers and has approval authority over all engagements of the independent auditors. All of the engagements resulting in the fees disclosed above for fiscal 2013-2012 were approved by the audit committee prior to the engagement.

REQUIRED VOTE

Pursuant to the Nevada Revised Statutes, the approval of a majority of the outstanding stock entitled to vote is necessary to approve the ratification of LBB & Associates Ltd., LLP as independent auditors of the Company for the fiscal year ended December 31, 2015, by written consent. As discussed above, persons owning the majority of the voting power of the Company have consented to this action.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No director of the Company opposed the proposed actions taken by the Company set forth in this Information Statement.

ADDITIONAL INFORMATION

The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company’s filings are also available to the public on the SEC’s website (www.sec.gov). Copies of such materials may also be obtained by mail from the Office of Investor Education and Advocacy of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

By Order of the Board of Directors

March 23, 2015

/s/ H. Dean Cubley

H. Dean Cubley

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Exhibit A

BARBARA K. CEGAVSKE

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4520

(775) 684-5708

Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation

for Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation:

ERF Wireless, Inc.

2.	The Articles have been amended as follows: (provide article numbers, if available)

THIS AMENDMENT IS ONLY AS TO ARTICLE FOURTH, PARAGRAPH 1. THE REMAINING PROVISIONS OF ARTICLE FOURTH SHALL REMAIN UNCHANGED.

FOURTH: Authorized Shares.

1. The total number of shares of stock of all classes which the Corporation shall have authority to issue is Nine Billion (9,000,000,000), of which Twenty Five Million (25,000,000) shall be shares of Preferred Stock with a par value of $0.001 per share (“Preferred Stock”), and Eight Billion Nine Hundred Seventy Five Million (8,975,000,000) shall be shares of Common Stock with a par value of $0.001 per share (“Common Stock”).

3.           The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation* have voted in favor of the amendment is: 63%

(must not be later than 90 days after the certificate is filed)

4. Effective date of filing: (optional)

5. Signature: (required)

X___________________________________________________

Signature of Officer